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                                                                      Exhibit A4

                            CERTIFICATE OF AMENDMENT
               BY SHAREHOLDERS TO THE ARTICLES OF INCORPORATION OF
                            NEO CONSTRUCTION COMPANY

                           Ohio Charter Number 809172

      Lawrence P. Haren, the President of NEO Construction Company, an Ohio for profit corporation (the "Corporation"), does hereby certify that the holders of all the issued and outstanding shares of the Corporation entitled to vote on the proposal to amend the Articles of Incorporation adopted the following resolution to amend the Articles, by unanimous written action without a meeting on July 1, 2000, pursuant to Sections 1701.54 and 1701.71 of the Ohio Revised Code.

      "BE IT HEREBY RESOLVED, that Article FIRST of the Articles of Incorporation of the Corporation shall be deleted in its entirety, and the following shall be adopted in its place:

      FIRST: The name of this Corporation shall be NORTHEAST OHIO NATURAL GAS CORP."

Except for the foregoing amendment, the Articles of Incorporation shall otherwise remain in full force and effect.

      IN WITNESS WHEREOF, the above-named officer, acting for and on behalf of the Corporation, has hereunto subscribed his name on the date set forth above.


                                /s/ Lawrence P. Haren
                                ------------------------------------------
                                Lawrence P. Haren, President